EXHIBIT 5

                          RUDNICK & WOLFE
                     203 NORTH LASALLE STREET
                  CHICAGO, ILLINOIS   60601-1293


                          October 4, 1996            312/368-2181


 The Board of Directors
 The Allen Group Inc.
 25101 Chagrin Boulevard
 Beachwood, Ohio  44122-5619


 Dear Gentlemen and Ms. Conway:

     We have examined the registration statement on Form S-3 filed with the Securities and Exchange Commission on or about October 4, 1996 for registration under the Securities Act of 1933, as amended, of 83,964 shares of common stock of The Allen Group Inc., a Delaware corporation (the "Company"), par value $1.00 per share ("Common Stock"), issued pursuant to the merger of SSI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, with and into Signal Science, Incorporated, a California corporation (the "Merger"). We have examined pertinent corporate documents and records of the Company, including its Restated Certificate of Incorporation, as amended, and its By-Laws, as amended, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of shares of Common Stock by the Company in the Merger. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the 83,964 shares of common stock of the Company issued pursuant to the Merger have been duly authorized, and are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the registration statement under the caption "Legal Opinion".

                                  Very truly yours,

                                  RUDNICK & WOLFE



                                  By:  /S/  MARY K. KRIGBAUM
                                      Mary K. Krigbaum, a Partner